Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com
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Milan

December 28, 2021

Vacasa, Inc.

850 NW 13th Avenue

Portland, Oregon 97209

Re: Vacasa, Inc. – Registration Statement on Form S-1

To the addressee set forth above:

We have acted as special counsel to Vacasa, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the offer and sale from time to time of 117,383,427 shares of Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), of the Company outstanding on the date hereof (the “Initial Shares”) by the selling securityholders named in the Registration Statement (the “Selling Securityholders”), and (ii) the issuance by the Company and the offer and sale by the Selling Securityholders of (a) 179,507,845 shares of Class A Common Stock issuable to certain Selling Securityholders in exchange for common units (“OpCo Units”) of Vacasa Holdings, LLC, a Delaware limited liability company (“Vacasa Holdings”), upon the terms and subject to the conditions set forth in the Fourth Amended and Restated Limited Liability Company Agreement of Vacasa Holdings (as the same may be amended from time to time, the “OpCo LLC Agreement”) and the Company’s amended and restated certificate of incorporation (as the same may be amended from time to time, the “A&R Certificate”) (the shares described in this clause (ii)(a), the “OpCo Unitholder Shares”), (b) 8,226,848 shares of Class A Common Stock issuable upon the conversion of shares of the Company’s Class G common stock, par value $0.00001 per share (“Class G Common Stock”), pursuant to the terms of the A&R Certificate (the shares described in this clause (ii)(b), the “Class G Conversion Shares”), and (c) 9,409 shares of Class A Common Stock issuable upon the exercise of a stock appreciation right award (“SAR Award”) into which a certain unit appreciation right award granted by Vacasa Holdings converted in connection with the recently completed business combination between the Company and TPG Pace Solutions Corp., a Cayman Islands exempted company (the shares described in this clause (ii)(c), the “SAR Award Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the issue of the Initial Shares, the OpCo Unitholder Shares, the Class G Conversion Shares and the SAR Award Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

December 28, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Initial Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
2.

When the OpCo Unitholder Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Selling Securityholder, and have been issued by the Company against legal consideration therefor (not less than par value) in the circumstances contemplated by the OpCo LLC Agreement and the A&R Certificate, such OpCo Unitholder Shares will have been duly authorized by all necessary corporate action of the Company, and such OpCo Unitholder Shares will be validly issued, fully paid and nonassessable.

3.

When the Class G Conversion Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Selling Securityholder, and have been issued by the Company against legal consideration therefor (not less than par value) in the circumstances contemplated by the A&R Certificate, such Class G Conversion Shares will have been duly authorized by all necessary corporate action of the Company, and such Class G Conversion Shares will be validly issued, fully paid and nonassessable.

4.

When the SAR Award Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Selling Securityholder, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the applicable award agreement, assuming that the SAR Award is duly exercised in accordance with the requirements of law and such award agreement, the SAR Award Shares will have been duly authorized by all necessary corporate action of the Company, and such SAR Award Shares will be validly issued, fully paid and nonassessable.

In rendering the opinions set forth in paragraphs 2, 3 and 4 above, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP